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                                    EXHIBIT 23

                CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


  We consent to the incorporation by reference in the Registration statement pertaining to the Nonqualified Stock Option Plan of Pioneer financial Services, Inc. (Form S-8 No. 33-37305), the Pioneer Financial Services, Inc. Employee Savings and Stock Ownership Plan (Form S-8 No. 33-45894), and the National Benefit Plans, Inc. 1992 Agent Stock Purchase Plan (Form S-8 No. 33-53686) of our report dated March 22, 1995, with respect to the consolidated financial statements of Pioneer Financial Services, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 1994.



                                     ERNST & YOUNG LLP



  Chicago, Illinois
  March 22, 1995